Exhibit 5.1

February 12, 2025

Sonder Holdings Inc.

447 Sutter St., Suite 405 #542

San Francisco, CA 94108

Ladies and Gentlemen:

We have acted as special counsel to Sonder Holdings Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of an aggregate of (i) up to 126,044,682 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of 43,300,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), based on a liquidation price of $1.00 plus all accumulated and unpaid dividends on such shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends), assuming all 43,300,000 shares of Series A Preferred Stock remain outstanding and accumulate dividends until August 13, 2028 and a conversion price of $0.50, issued in a private placement that closed in August and November 2024, pursuant to those certain Securities Purchase Agreements dated August 13, 2024 (the “Securities Purchase Agreements”), (ii) up to 475,264 shares of Common Stock (the “Delayed Draw Note Warrant Shares”), issued upon the exercise of certain warrants (the “Delayed Draw Note Warrants”), issued to certain investors on or about June 10, 2024, and (iii) up to 500,000 shares of Common Stock (the “NPA Warrant Shares”), issuable upon the exercise of certain warrants (the “NPA Warrants”), issued to certain investors on or about December 31, 2024.

The holders of the Conversion Shares, Delayed Draw Note Warrant Shares and NPA Warrant Shares are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s amended and restated bylaws, (iii) the Registration Statement, including all exhibits filed therewith, (iv) the Securities Purchase Agreements, (v) the Certificate of Designation of Powers, Preferences and Rights of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on August 13, 2024 (the “Certificate of Designation”), (vi) the form of Delayed Draw Note Warrants and (vii) the form of NPA Warrants, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the conformity of executed documents in all material respects to the versions thereof submitted to us in final form, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Sonder Holdings Inc.

February 12, 2025

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Conversion Shares have been duly authorized for issuance by the Company, and when issued to the applicable Selling Stockholders in the manner described in the Registration Statement and the Certificate of Designation, and assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the shares of Series A Preferred Stock are converted, will be validly issued, fully paid and non-assessable shares of Common Stock, (2) the Delayed Draw Note Warrant Shares have been duly authorized for issuance by the Company, and such Delayed Draw Note Warrant Shares, issued to the applicable Selling Stockholders pursuant to the terms of the Delayed Draw Note Warrants upon payment to the Company of the required consideration, are validly issued, fully paid and non-assessable shares of Common Stock, and (3) the NPA Warrant Shares have been duly authorized for issuance by the Company, and such NPA Warrant Shares, when issued to the applicable Selling Stockholders pursuant to the terms of the NPA Warrants upon payment to the Company of the required consideration, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP